UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2020

MICT, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MICT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

In connection with that certain previously disclosed Securities Purchase Agreement (the “Primary Purchase Agreement”) entered into on November 7, 2019 by and among MICT, Inc., a Delaware corporation (the “Company”) and certain investors identified therein (the “Primary Purchasers”), pursuant to which, among other things, the Primary Purchasers agreed, subject to satisfaction or waiver of the conditions set forth in the Primary Purchase Agreement, to purchase from the Company certain 5% senior secured convertible debentures due 2020 (the “Primary Convertible Debentures”) with an aggregate principal amount of approximately $15.9 million, the Company has entered into the following additional material definitive agreements:

Primary Security Agreement

On January 17, 2020, the Company, certain of its subsidiaries, the Primary Purchasers and the representative thereof, as collateral agent, entered into a security agreement (the “Primary Security Agreement”). Pursuant to the Security Agreement, the Company and certain of its subsidiaries granted to the Primary Purchasers a first priority security interest in, a lien upon and a right of set-off against all of their personal property (subject to certain exceptions) to secure the Primary Convertible Debentures.

Primary Registration Rights Agreement

On January 17, 2020, the Company and each of the Primary Purchasers entered into a registration rights agreement (the “Primary Registration Rights Agreement”). Pursuant to the Primary Registration Rights Agreement, the Company has agreed to, among other things, (i) file a registration statement (the “Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within seven business days following the filing of an initial proxy statement with respect to the contemplated merger by and among the Company, GFH Intermediate Holdings Ltd., a British Virgin Islands company, and MICT Merger Subsidiary Inc., a to-be-formed British Virgin Islands company and a wholly-owned subsidiary of MICT (the “Merger”), for purposes of registering the shares of common stock issuable upon conversion of the Primary Convertible Debentures, and (ii) use its best efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after filing, and in any event no later than the effectiveness of the Merger. The Primary Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy the specified filing and effectiveness time periods.

The foregoing description of the Primary Security Agreement and the Primary Registration Rights Agreement is qualified in its entirety by reference to the Primary Security Agreement and the Primary Registration Rights Agreement, forms of which are filed as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K. The representations, warranties and covenants contained in the Primary Security Agreement and the Primary Registration Rights Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Primary Security Agreement and the Primary Registration Rights Agreement are incorporated herein by reference only to provide information regarding the terms thereof, and not to provide any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on July 22, 2019, the Company received a written notice from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the Company’s closing bid price for its common stock was below $1.00 per share for the last 30 consecutive business days.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted a 180-calendar day compliance period, or until January 20, 2020, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock was required to meet or exceed $1.00 per share for at least 10 consecutive business days during the 180-calendar day compliance period.

On January 23, 2020, the Company received a written notice from Nasdaq that the Company had regained compliance with the bid price requirement as the Company’s common stock met or exceeded $1.00 per share for least 10 consecutive business. As a result, the matter is now closed.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1	Form of Primary Security Agreement.
10.2	Form of Primary Registration Rights Agreement.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC (as defined below) upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICT, INC.

Dated: January 24, 2020	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

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